Exhibit 4.1

CERTIFICATE OF DESIGNATIONS OF
6.625% SERIES UU CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK
OF
TELEPHONE AND DATA SYSTEMS, INC.

Telephone and Data Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:
The board of directors of the Corporation (the “Board of Directors”), in accordance with the Certificate of Incorporation and restated Bylaws, as amended (the “Bylaws”), of the Corporation and applicable law, authorized the issuance and sale by the Corporation of shares of its Preferred Stock pursuant to resolutions adopted by the Board of Directors effective February 17, 2021 (the “Resolutions”), and pursuant to the authority conferred upon the pricing committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and the resolutions of the Board of Directors, on February 23, 2021 the Committee adopted resolutions creating and setting forth the terms of a series of Preferred Stock of the Corporation designated as the “6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock.”
Pursuant to the authority vested in the Committee and in accordance with the Resolutions, the provisions of the Certificate of Incorporation and Bylaws of the Corporation and applicable law, the 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock., par value $0.01 per share, of the Corporation be and hereby is created, and the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, are as follows:
SECTION 1. DESIGNATION. The distinctive serial designation of such series of Preferred Stock is “6.625% Series UU Cumulative Redeemable Perpetual” (the “Series UU Preferred Stock”). Each share of Series UU Preferred Stock shall be identical in all respects to every other share of Series UU Preferred Stock, except as to the respective dates from which dividends thereon shall accumulate, to the extent such dates may differ as permitted pursuant to Section 5(a) below.
SECTION 2. NUMBER OF SHARES. The authorized number of shares of Series UU Preferred Stock shall be 18,400. Shares of Series UU Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Series UU Preferred Stock.
SECTION 3. DEFINITIONS. As used herein with respect to Series UU Preferred Stock:
(a) “Affiliate” means (a) a Person owning, directly or indirectly, the combined voting power of all classes of capital stock of the Corporation that is sufficient to elect at least a majority of the members of the Board, or (b) a Person of which the Corporation, directly or indirectly, owns or controls shares or securities or other interests having combined voting power sufficient to permit the Corporation to elect at least a majority of the members of the board of directors or other governing body of such Person.
(b) “Agent Members” has the meaning specified in Section 14(b).
(c) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York are not authorized by law to close.
(d) “Certificate of Designations” means this Certificate of Designations relating to the Series UU Preferred Stock, as it may be amended from time to time.
(e) “Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Corporation, effective as of January 24, 2012, as the same may be amended or restated from time to time, and shall include this Certificate of Designations.
(f) “Certificated Series UU Preferred Stock” has the meaning specified in Section 14.

(g) “Change of Control” means the occurrence of any of the following after the Issue Date of the Series UU Preferred Stock:
(i) the acquisition by any Person, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13(d)(3) promulgated under the Exchange Act, of the then outstanding securities of the Corporation (the “Outstanding Voting Securities”) having sufficient voting power of all classes of capital stock of the Corporation to elect 50% or more of the members of the Board, excluding, however, the following: (i) any acquisition directly from the Corporation or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Corporation or an Affiliate), (ii) any acquisition by the Corporation or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or an Affiliate, (iv) any acquisition by the following Persons: (A) any child of LeRoy T. Carlson or the spouse of any such child, (B) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (C) the estate of any of the Persons described in clauses (A)-(B), (D) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar Persons) provided that all of the current beneficiaries of such trust or similar arrangement are Persons described in clauses (A)-(B) or their lineal descendants, or (E) the voting trust established by the Amended and Restated Voting Trust Agreement dated as of June 30, 1989, which expires on June 30, 2035 (the “Voting Trust”), or any successor to such Voting Trust, including the trustees of such Voting Trust on behalf of such Voting Trust (all such Persons, collectively, the “Exempted Persons”); or
(ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Corporate Transaction”), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the Persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, (x) sufficient voting power to elect at least a majority of the members of the board of directors of the corporation resulting from the Corporate Transaction and (y) more than 50% of the combined voting power of the outstanding securities which are entitled to vote generally on matters (without regard to the election of directors) of the corporation resulting from such Corporate Transaction (including in each of clauses (x) and (y), without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Corporation or all or substantially all of the Corporation’s assets), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction or (ii) no Person (other than the following Persons: (v) the Corporation or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Corporation or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors).
(h) “Change of Control Conversion Right” means the right of a holder of Series UU Preferred Stock to convert some or all of the Series UU Preferred Stock held by such holder on the Change of Control Conversion Date into a number of Common Stock per share of Series UU Preferred Stock.
(i) “Change of Control Conversion Date” means the date fixed by the Board of Directors, in its sole discretion, as the date the Series UU Preferred Stock is to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which the Corporation provide the notice described above to holders of the Series UU Preferred Stock.
(j) “Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series UU Preferred Stock within the Ratings Decline Period (in any combination) by all three Rating Agencies, as a result of which the rating of the Series UU Preferred Stock on any day during the Ratings Decline Period is withdrawn or below the rating by all three Rating Agencies in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).
(k) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
(l) “Common Stock Price” means (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash; and (ii) the average of the closing prices for Common Stock on the NYSE (as defined below) for the ten consecutive trading days immediately preceding, but not including, the Change of Control Conversion Date, if the consideration to be received in the Change of Control by the holders of Common Stock is other than solely cash.
(m) “Depositary Shares” means the depositary shares, each representing a one-thousandth (1/1,000th ) interest in a share of the Series UU Preferred Stock, evidenced by depositary shares.
(n) “Dividend Payment Date” has the meaning specified in Section 5.
(o) “Dividend Period” with respect to the Series UU Preferred Stock means each period commencing on (and including) a Dividend Payment Date and continuing to, but excluding, the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Series UU Preferred Stock shall commence on (and include) the Issue Date.
(p) “Dividend Record Date” has the meaning specified in Section 5.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r) “Fitch” means Fitch Ratings Inc. and its successors.
(s) “Global Depositary” has the meaning specified in Section 14.
(t) “Global Legend” has the meaning specified in Section 14.
(u) “Global Series UU Preferred Stock” has the meaning specified in Section 14.
(v) “Issue Date” shall mean March 2, 2021, which is the original issue date of the Series UU Preferred Stock.
(w) “Junior Stock” has the meaning specified in Section 4(a).
(x) “Liquidation Preference” has the meaning specified in Section 6.
(y) “Liquidation Preference Amount” means $25,000 per share of Series UU Preferred Stock.
(z) “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
(aa) “Nonpayment Event” has the meaning specified in Section 8(b).
(bb) “NYSE” means the New York Stock Exchange.
(cc) “Named Ratings Agencies” means:
(i) each of Moody’s, S&P and Fitch; and
(ii) if any of Moody’s, S&P or Fitch ceases to rate the Series UU Preferred Stock or fails to make a rating of the Series UU Preferred Shares, as the case may be, publicly available for reasons outside of the Corporation’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by the Corporation as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.
(dd) “Parity Stock” has the meaning specified in Section 4(a).
(ee) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.
(ff) “Preferred Stock” means any and all series of preferred stock, having a par value of $0.01 per share, of the Corporation, including the Series UU Preferred Stock.
(gg) “Preferred Stock Directors” has the meaning specified in Section 8(b).
(hh) “Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following such consummation of such Change of Control.
(ii) “Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act or in any successor provision thereto, that then publishes a rating for the Corporation (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series UU Preferred Stock, which amendment, clarification or change results in:
(i) the shortening of the length of time the Series UU Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series UU Preferred Stock; or
(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Series UU Preferred Stock by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series UU Preferred Stock.
(jj) “Registrar” means Computershare Trust Company, N.A. (or any successor thereto), in its capacity as registrar for the Series UU Preferred Stock.
(kk) “Senior Stock” has the meaning specified in Section 4(a).
(ll) “S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
(mm) “Transfer Agent” means Computershare Trust Company, N.A. (or any successor thereto), in its capacity as transfer agent for the Series UU Preferred Stock.

(nn) “Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director (as defined in Section 4 below) or any other matter as to which the holders of Series UU Preferred Stock are entitled to vote as specified in Section 8 of this Certificate of Designations, any and all class or series of Preferred Stock (other than Series UU Preferred Stock) that rank equally with Series UU Preferred Stock either as to the payment of dividends (whether cumulative or non-cumulative) or as to the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.
SECTION 4. RANKING
(a) RANKING. The shares of Series UU Preferred Stock shall rank, with respect to the payment of dividends (whether cumulative or non-cumulative) and distributions upon the liquidation, dissolution or winding-up of the affairs of the Corporation:
(i) senior to the Common Stock and to each other class or series of the Corporation’s capital stock established after the Issue Date that is not expressly made senior to, or on parity with, the Series UU Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of the affairs of the Corporation (the “Junior Stock”);
(ii) on a parity with any class or series of the Corporation’s capital stock established after the Issue Date that is expressly made on parity with the Series UU Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of the affairs of the Corporation (the “Parity Stock”);
(iii) junior to any class or series of the Corporation’s capital stock established after the Issue Date that is expressly made senior to the Series UU Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of the affairs of the Corporation (the “Senior Stock”);
(iv) junior to all of the Corporation’s existing and future indebtedness (including indebtedness outstanding under the Corporation’s credit facilities and unsecured senior notes) and other liabilities with respect to assets available to satisfy claims against the Corporation; and
(v) structurally subordinated to existing and future indebtedness and other liabilities of the Corporation’s subsidiaries and future preferred stock of the Corporation’s subsidiaries.
The Corporation may authorize and issue additional shares of Series UU Preferred Stock at any time and from time to time without notice to, or the consent of, the holders of the Series UU Preferred Stock, and such additional shares of Series UU Preferred Stock will be deemed to form a single series together with all outstanding shares of the Series UU Preferred Stock.
The Corporation may issue Parity Stock and Junior Stock at any time and from time to time in one or more series without the consent of the holders of the Series UU Preferred Stock. The Corporation’s ability to issue any Senior Stock is limited as described under Section 8.
Parity Stock with respect to the Series UU Preferred Stock may include series of the Corporation’s preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods, payment of dividends (whether cumulative or non-cumulative), payment dates or record dates than the Series UU Preferred Stock.
SECTION 5. DIVIDENDS.
(a) RATE. (i) Holders of Series UU Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors out of funds legally available for the payment of dividends under Delaware law, cumulative cash dividends per each share of Series UU Preferred Stock at the rate determined as set forth below in this Section 5 applied to the Liquidation Preference Amount of $25,000 per share of Series UU Preferred Stock. Dividends on the Series UU Preferred Stock shall accumulate daily and shall be cumulative from, and including, the Issue Date and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2021 (each such date, a “Dividend Payment Date”); provided, that if any such Dividend Payment Date is a day that is not a Business Day, the dividend with respect to such Dividend Payment Date shall instead be payable on the immediately succeeding Business Day, without additional dividends, interest or other payment in respect of such delayed payment. Dividends on Series UU Preferred Stock shall be cumulative (i) whether or not the Corporation has earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of the Corporation’s agreements prohibit the current payment of dividends, including any agreement relating to the Corporation’s indebtedness. Accordingly, if the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Series UU Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding-up of the affairs of the Corporation (or earlier redemption of such shares of Series UU Preferred Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, shall be payable on any dividend payment that may be in arrears on the Series UU Preferred Stock.

(ii) Dividends that are payable on the Series UU Preferred Stock on any Dividend Payment Date will be payable to holders of record of the Series UU Preferred Stock as they appear on the stock register of the Corporation as of the close of business on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date, whether or not a Business Day, or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 calendar days nor less than 30 calendar days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. In the case of payments of dividends payable in arrears, the Dividend Record Date shall be such date fixed by the Board of Directors or any duly authorized committee of the Board of Directors.
(iii) Dividends payable on the Series UU Preferred Stock, including dividends payable for any partial Dividend Period, shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on any Dividend Payment Date shall include dividends accumulated to, but excluding, such Dividend Payment Date.
(iv) The dividend rate on the Series UU Preferred Stock for each Dividend Period shall be a rate per annum equal to 6.625%.
(b) PRIORITY OF DIVIDENDS. (i) The Corporation shall not declare or pay, or set aside for payment, full dividends on the Series UU Preferred Stock or any Parity Stock for any Dividend Period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series UU Preferred Stock and any Parity Stock through the most recently completed Dividend Period for each such security. When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series UU Preferred Stock and any shares of Parity Stock on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period), all dividends declared on the Series UU Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per share on the Series UU Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other. Any portion of such dividends not declared and paid (or declared and a sum sufficient for the payment thereof set aside) that are payable upon the Series UU Preferred Stock and such Parity Stock in respect of such Dividend Period on such Dividend Payment Date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon the Corporation’s liquidation, dissolution or winding-up (or earlier redemption of such shares of Series UU Preferred Stock and such Parity Stock), to the extent not paid prior to such liquidation, dissolution or winding- up or earlier redemption, as the case may be.
(ii) During any Dividend Period, so long as any shares of Series UU Preferred Stock remain outstanding, unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series UU Preferred Stock and any Parity Stock through the most recently completed Dividend Period for each such security:
(x) no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in shares of Junior Stock); and
(y) no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment and stock purchase plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (b) as a result of a reclassification of Junior Stock for or into other Junior Stock, (c) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock, or (d) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a Dividend Period.
(iii) The Series UU Preferred Stock shall rank junior as to payment of dividends to any class or series of Senior Stock that the Corporation may issue in the future. If at any time the Corporation has failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, the Corporation may not pay any dividends on the outstanding Series UU Preferred Stock or redeem or otherwise repurchase any shares of Series UU Preferred Stock until the Corporation has paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before the Corporation may pay dividends on, or redeem or repurchase, the Series UU Preferred Stock.
(iv) Notwithstanding anything herein to the contrary, no dividends on the Series UU Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law.

(c) Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on the Common Stock and any other shares of Junior Stock from time to time out of any funds legally available for such payment, and the Series UU Preferred Stock shall not be entitled to participate in any such dividend.
SECTION 6. LIQUIDATION RIGHTS.
(a) VOLUNTARY OR INVOLUNTARY LIQUIDATION. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series UU Preferred Stock and all holders of any Parity Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to stockholders of the Corporation, after satisfaction of all liabilities and obligations to creditors of the Corporation, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of the affairs of the Corporation, and before any distribution of such assets is made to or set aside for the holders of Common Stock and any other Junior Stock, in full an amount equal to $25,000 per share of Series UU Preferred Stock, together with an amount equal to all accumulated and unpaid dividends (whether or not declared), if any. Holders of the Series UU Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full Liquidation Preference.
(b) PARTIAL PAYMENT. If in any distribution described in Section 6(a) above the assets of the Corporation are not sufficient to pay the Liquidation Preferences in full to all holders of Series UU Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series UU Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series UU Preferred Stock and the holders of all such other Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Preferred Stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including any unpaid, accumulated, cumulative dividends, whether or not declared (and, in the case of any Parity Stock on which dividends accumulate on a non-cumulative basis, an amount equal to any declared but unpaid dividends, as applicable).
(c) RESIDUAL DISTRIBUTIONS. If the Liquidation Preference has been paid in full to all holders of Series UU Preferred Stock and any Parity Stock, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
(d) MERGER, CONSOLIDATION AND SALE OF ASSETS NOT LIQUIDATION. For purposes of this Section 6, neither the merger or consolidation of the Corporation into or with any other corporation, including a merger or consolidation in which the holders of Series UU Preferred Stock receive cash, securities or other property for their shares, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding-up of the affairs of the Corporation.
SECTION 7. REDEMPTION.
(a) OPTIONAL REDEMPTION. The Series UU Preferred Stock is perpetual and has no maturity date. Holders of the Series UU Preferred Stock will have no right to require the redemption or repurchase of the Series UU Preferred Stock. The Corporation may, at its option, redeem the shares of Series UU Preferred Stock at the time outstanding, upon notice given as provided in Section 7(d) below,
(i) in whole, at any time, or in part, from time to time, on or after March 31, 2026 at a redemption price in cash equal to $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share); or
(ii) in whole but not in part, at any time prior to March 31, 2026, within 120 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Ratings Event, or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $25,500 per share of Series UU Preferred Stock (equivalent to $25.50 per Depositary Share), plus, in each case, an amount equal to accumulated and unpaid dividends (whether or not declared) to, but excluding, the date fixed for redemption.
The redemption price for any shares of Series UU Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared and unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on the Dividend Record Date relating to such Dividend Payment Date as provided in Section 5 above.

(b) Optional Redemption Upon a Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, the Corporation may, at its option, redeem the Series UU Preferred Stock in whole or in part within 120 days after the first date on which such Change of Control Triggering Event occurred (the “Change of Control Redemption Period”), at a redemption price equal to $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share), plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If, prior to the Change of Control Conversion Date, the Corporation exercises its right to redeem the Series UU Preferred Stock as described in the immediately preceding sentence or as described under Section 7(a) above, holders of the Series UU Preferred Stock the Corporation has elected to redeem will not have the conversion right described below under Section 13. Any cash payment to holders of Series UU Preferred Stock will be subject to the limitations contained in the Corporation’s revolving credit facility and in any other agreements governing the Corporation’s indebtedness.
(c) NO SINKING FUND. The Series UU Preferred Stock will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series UU Preferred Stock will have no right to require redemption, repurchase or retirement of any shares of Series UU Preferred Stock.
(d) NOTICE OF REDEMPTION. Notice of every redemption of shares of Series UU Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series UU Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series UU Preferred Stock. Notwithstanding the foregoing, if the Series UU Preferred Stock or any depositary shares representing interests in the Series UU Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series UU Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series UU Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares of Series UU Preferred Stock to be redeemed will cease to accumulate from and after such redemption date.
(e) PARTIAL REDEMPTION. In case of any redemption of only part of the shares of Series UU Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot (or, in the event the Series UU Preferred Stock is in the form of Global Series UU Preferred Stock in accordance with the applicable procedures of DTC in compliance with the then-applicable rules of the NYSE). Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series UU Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(f) EFFECTIVENESS OF REDEMPTION. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accumulate on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
SECTION 8. VOTING RIGHTS.
(a) GENERAL. The holders of Series UU Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b) RIGHT TO ELECT TWO DIRECTORS UPON NONPAYMENT EVENTS. If and whenever dividends on any shares of Series UU Preferred Stock shall not have been paid for the equivalent of six quarterly full Dividend Periods (a “Nonpayment Event”) the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series UU Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the NYSE (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors.

In the event that the holders of the Series UU Preferred Stock, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series UU Preferred Stock or of any other such series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series UU Preferred Stock or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 10 below, or as may otherwise be required by law.
If and when all accumulated and unpaid dividends on the Series UU Preferred Stock shall have been paid in full through the most recently completed Dividend Period following a Nonpayment Event, then the right of the holders of Series UU Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event pursuant to this Section 8) and the number of Dividend Periods in which dividends have not been paid shall be reset to zero, and, if and when any rights of holders of Series UU Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.
Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series UU Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series UU Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.
(c) OTHER VOTING RIGHTS. So long as any shares of Series UU Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the Corporation shall not without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series UU Preferred Stock and any Voting Preferred Stock (subject to the last paragraph of this Section 8(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, approve, effect or validate:
(i) AUTHORIZATION OF SENIOR STOCK. Any amendment or alteration of the Certificate of Incorporation or this Certificate of Designation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series UU Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Corporation;
(ii) AMENDMENT OF SERIES UU PREFERRED STOCK. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series UU Preferred Stock, taken as a whole; or
(iii) SHARE EXCHANGES, RECLASSIFICATIONS, MERGERS AND CONSOLIDATIONS. Any consummation of a binding share exchange or reclassification involving the Series UU Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series UU Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such Series UU Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series UU Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 8(c), any increase in the amount of the authorized or issued Series UU Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series UU Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series UU Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8(c) would materially and adversely affect the Series UU Preferred Stock and one or more, but not all, series of Voting Preferred Stock (including the Series UU Preferred Stock for this purpose), then only the Series UU Preferred Stock and such series of Voting Preferred Stock as are materially and adversely affected by and entitled to vote shall vote on the matter together as a single class (in lieu of all other series of Voting Preferred Stock).
(d) CHANGES FOR CLARIFICATION. To the fullest extent permitted by law, without the consent of the holders of the Series UU Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series UU Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series UU Preferred Stock for the following purposes:
(i) to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;
(ii) to make any provision with respect to matters or questions relating to the Series UU Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights of any holder of the Series UU Preferred Stock; or
(iii) to make any other change that does not adversely affect the rights of any holder of the Series UU Preferred Stock (other than any holder that consents to such change).
In addition, without the consent of the holders of the Series UU Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series UU Preferred Stock to conform the terms of the Series UU Preferred Stock to the description thereof in the related prospectus as supplemented and/or amended by the “Description of the Series UU Preferred Stock” section of the preliminary prospectus supplement for the Series UU Preferred Stock, as further supplemented and/or amended by the related pricing term sheet.
(e) CHANGES AFTER PROVISION FOR REDEMPTION. No vote or consent of the holders of Series UU Preferred Stock shall be required pursuant to Section 8(b) or 8(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such subsections, all outstanding shares of Series UU Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 7 above.
(f) PROCEDURES FOR VOTING AND CONSENTS. The rules and procedures for calling and conducting any meeting of the holders of Series UU Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series UU Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series UU Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series UU Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.
SECTION 9. RECORD HOLDERS. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series UU Preferred Stock may deem and treat the record holder of any share of Series UU Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.
SECTION 10. NOTICES. All notices or communications in respect of Series UU Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.
SECTION 11. NO PREEMPTIVE RIGHTS. No share of Series UU Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
SECTION 12. NO OTHER RIGHTS. The shares of Series UU Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.
SECTION 13. CONVERSION RIGHTS UPON A CHANGE OF CONTROL TRIGGERING EVENT. Upon the occurrence of a Change of Control Triggering Event, each holder of Depositary Shares representing interests in the Series UU Preferred Stock will have the right (unless the Corporation has provided notice of its election to redeem Series UU Preferred Stock as described above under Section 7(b) or (d)) to direct the Depositary on such holder’s behalf to convert some or all of the Series UU Preferred Stock held by such holder on the Change of Control Conversion Date into a number of Common Shares per Series UU Preferred Stock to be converted equal (the “Preferred Stock Conversion Consideration”) to the lesser of:

(a) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per Depositary Share plus the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series UU Preferred Stock dividend payment and prior to the corresponding Series UU Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Stock Price, and
(b) 2.773200, which is the quotient obtained by dividing (i) the $25.00 liquidation preference per Depositary Share by (ii) one-half of the closing price of Common Stock on the NYSE on February 22, 2021, subject, in each case, to certain adjustments and to provisions for the payment of any Alternative Conversion Consideration (as defined below).
In the case of a Change of Control pursuant to which Common Stock will be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series UU Preferred Stock electing to exercise its Change of Control Conversion Right will receive upon conversion of such Series UU Preferred Stock elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Stock equal to the Preferred Stock Conversion Consideration immediately prior to the effective time of the Change of Control, which the Corporation refer to as the “Alternative Conversion Consideration”; provided, however, that if the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series UU Preferred Stock electing to exercise their Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. The Corporation will not issue fractional Common Stock upon the conversion of the Series UU Preferred Stock. Instead, the Corporation will pay the cash value of such fractional Common Stock.
If the Corporation provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control Triggering Event as described under Section 7(b) or its option redemption rights as described under Section 7(a), holders of Series UU Preferred Stock will not have any right to convert the Series UU Preferred Stock that the Corporation has elected to redeem and any Series UU Preferred Stock subsequently selected for redemption that have been tendered for conversion pursuant to the Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.
Within five days following the expiration of the Change of Control Redemption Period (or, if the Corporation waive its right to redeem the Series UU Preferred Stock prior to the expiration of the Change of Control Redemption Period, within five days following the date of such waiver), the Corporation will provide to the holders of the Series UU Preferred Stock written notice of the occurrence of the Change of Control Triggering Event that describes the resulting Change of Control Conversion Right. This notice will state the following: (1) the events constituting the Change of Control Triggering Event; (2) the date of the Change of Control Triggering Event; (3) the date on which the Change of Control Redemption Period expired or was waived; (4) the last date on which the holders of Series UU Preferred Stock may exercise their Change of Control Conversion Right; (5) the method and period for calculating the Common Stock Price; (6) the Change of Control Conversion Date; (7) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series UU Preferred Stock; and (8) the procedure that the holders of Series UU Preferred Stock must follow to exercise the Change of Control Conversion Right.
The Corporation will issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on its website, in any event prior to the opening of business on the first Business Day following any date on which we provide the notice described above to the holders of Series UU Preferred Stock.
Holders of Series UU Preferred Stock that choose to exercise their Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Change of Control Conversion Date, to notify the Corporation of the number of shares of Series UU Preferred Stock to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the Securities Depositary for effecting the conversion.
SECTION 14. FORM.
(a) CERTIFICATED SERIES UU PREFERRED STOCK. The Series UU Preferred Stock may be issued in the form of one or more definitive shares in fully registered form in substantially the form attached to this Certificate of Designations as Exhibit A (“Certificated Series UU Preferred Stock”), which is incorporated in and expressly made a part of this Certificate of Designations. Each Certificated Series UU Preferred Stock shall reflect the number of shares of Series UU Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Each Certificated Series UU Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Registrar.

(b) GLOBAL SERIES UU PREFERRED STOCK. If The Depositary Trust Company or another depositary reasonably acceptable to the Corporation (the “Global Depositary”) is willing to act as depositary for the Global Series UU Preferred Stock, a holder who is an Agent Member may request the Corporation to issue one or more shares of Series UU Preferred Stock in global form with the global legend (the “Global Legend”) as set forth on the form of Series UU Preferred Stock certificate attached to this Certificate of Designations as Exhibit A (“Global Series UU Preferred Stock”), in exchange for the Certificated Series UU Preferred Stock held by such holder, with the same terms and of equal aggregate Liquidation Preference Amount. The Global Series UU Preferred Stock may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Any Global Series UU Preferred Stock shall be deposited on behalf of the holders of the Series UU Preferred Stock represented thereby with the Registrar, at the principal office of the Registrar at which at any particular time its registrar business is administered, which is currently located at Computershare Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021, as custodian for the Global Depositary, and registered in the name of the Global Depositary or a nominee of the Global Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Series UU Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Global Depositary or its nominee as hereinafter provided. This Section 14(b) shall apply only to Global Series UU Preferred Stock deposited with or on behalf of the Global Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 14(b), countersign and deliver any Global Series UU Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Global Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Global Depositary pursuant to an agreement between the Global Depositary and the Registrar. Members of, or participants in, the Global Depositary (“Agent Members”) shall have no rights under this Certificate of Designations, with respect to any Global Series UU Preferred Stock held on their behalf by the Global Depositary or by the Registrar as the custodian for the Global Depositary, or under such Global Series UU Preferred Stock, and the Global Depositary may be treated by the Corporation, the Registrar, and any agent of the Corporation or the Registrar as the absolute owner of such Global Series UU Preferred Stock for all purposes whatsoever.
Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar, or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy, or other authorization furnished by the Global Depositary or impair, as between the Global Depositary and its Agent Members, the operation of customary practices of the Global Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series UU Preferred Stock. The holder of the Global Series UU Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a holder is entitled to take pursuant to the Global Series UU Preferred Stock, this Certificate of Designations, or the Certificate of Incorporation. Owners of beneficial interests in Global Series UU Preferred Stock shall not be entitled to receive physical delivery of Certificated Series UU Preferred Stock, unless (x) the Global Depositary notifies the Corporation that it is unwilling or unable to continue as Global Depositary for the Global Series UU Preferred Stock and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days after such notice, (y) the Global Depositary ceases to be a “clearing agency” registered pursuant to Section 17A of the Exchange Act when the depositary is required to be so registered and so notifies the Corporation, and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days after such notice or (z) the Corporation in its sole discretion and subject to the Global Depositary’s procedures determines that the Series UU Preferred Stock shall be exchangeable for Certificated Series UU Preferred Stock. In any such case, the Global Series UU Preferred Stock shall be exchanged in whole for Certificated Series UU Preferred Stock, with the same terms and of an equal aggregate Liquidation Preference Amount, and such Certificated Series UU Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Global Depositary in a written instrument delivered to the Transfer Agent and Registrar.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, TELEPHONE AND DATA SYSTEMS, INC. has caused this Certificate of Designations to be signed by its Executive Vice President and Chief Financial Officer and Vice President and Treasurer on this 1st day of March, 2021.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ Peter L. Sereda
Name:	Peter L. Sereda
Title:	Executive Vice President and Chief Financial Officer

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ John M. Toomey
Name:	John M. Toomey
Title:	Vice President and Treasurer

[Signature Page to Series UU Certificate of Designations]

Exhibit A

[FORM OF FACE OF CERTIFICATE]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF , TO TELEPHONE AND DATA SYSTEMS, INC. OR COMPUTERSHARE TRUST COMPANY, N.A., AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF (AND ANY PAYMENT IS MADE TO , OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, COMPUTERSHARE TRUST COMPANY, N.A., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SERIES UU PREFERRED STOCK CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS [GLOBAL] SERIES UU PREFERRED STOCK CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

TELEPHONE AND DATA SYSTEMS, INC.
Incorporated under the laws of
the State of Delaware
CUSIP: 879433 779
ISIN: US8794337795
6.625% SERIES UU CUMULATIVE REDEEMABLE
PERPETUAL PREFERRED STOCK
THIS CERTIFICATE IS TRANSFERRABLE IN
NEW YORK, NY:
This is to certify that is the registered owner of shares of fully paid and non-assessable 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value and a liquidation preference of $25,000 per share of TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.
Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

TELEPHONE AND DATA SYSTEMS, INC.
By:
Name: Title:

TELEPHONE AND DATA SYSTEMS, INC.
By:
Name: Title:

Countersigned and registered
COMPUTERSHARE TRUST COMPANY, N.A.

By:
Authorized Officer

[FORM OF REVERSE OF CERTIFICATE]
TELEPHONE AND DATA SYSTEMS, INC.
The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be addressed to the Corporation or the Transfer Agent.
The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM - as tenants in common
TEN ENT - as tenants by the entireties
JT TEN - as joint tenants with rights of survivorship and not as tenants in common
UNIF GIFT MIN ACT - Custodian
(Cust) (Minor)
under Uniform Gift to Minors Act
(State)
Additional abbreviations may also be used though not in the above list.

For Value Received, the undersigned hereby sells, assigns and transfers unto
(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE OF ASSIGNEE)
        Shares
of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.
Dated:
NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934.